EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Beth Drummey
Marketing & Corporate Communications Manager
415-763-4529 | bethdrummey@bankofmarin.com

BANK OF MARIN BANCORP REPORTS SECOND QUARTER EARNINGS OF $8.2 MILLION
INCREASES QUARTERLY DIVIDEND TEN PERCENT

NOVATO, CA, July 22, 2019 - Bank of Marin Bancorp, "Bancorp" (NASDAQ: BMRC), parent company of Bank of Marin, "Bank," announced earnings of $8.2 million in the second quarter of 2019, compared to $7.5 million in the first quarter of 2019 and $7.9 million in the second quarter of 2018. Diluted earnings per share were $0.60 in the second quarter of 2019 compared to $0.54 in the prior quarter and $0.56 in the same quarter last year (adjusted for stock-split). Earnings for the first six months of 2019 totaled $15.7 million compared to $14.3 million in the same period last year. Diluted earnings per share were $1.13 and $1.02 (adjusted for stock-split) in the first six months of 2019 and 2018, respectively.

“We delivered another strong quarter for our shareholders,” said Russell A. Colombo, President and Chief Executive Officer. “In this competitive environment, we've maintained our low cost, stable deposit base and disciplined underwriting standards, and our credit quality remains excellent. We’re well-positioned to meet the steady loan demand we’re seeing across our markets.”

Bancorp also provided the following highlights from the second quarter of 2019:

•
Loans totaled $1,764.9 million at June 30, 2019, compared to $1,772.5 million at March 31, 2019. New loan originations of $42.2 million in the second quarter were distributed across Commercial Banking and Consumer Banking. Payoffs of $43.3 million in the second quarter included the successful completion of a large construction project.

•
While total deposits decreased $76.6 million in the second quarter to $2,102.0 million, non-interest bearing deposits declined only $19.7 million. Non-interest bearing deposits represented 50% of total deposits versus 49% last quarter, and have been at or near this level since the beginning of last year. The cost of average deposits increased to 0.20% in the second quarter compared to 0.18% in the first quarter of 2019.

•
Strong credit quality remains a cornerstone of the Bank's consistent performance. Non-accrual loans represented only 0.03% of the Bank's loan portfolio at June 30, 2019. There were no provisions for loan losses or off-balance sheet commitments recorded in the second quarter of 2019.

•
All capital ratios were above regulatory requirements. The total risk-based capital ratio for Bancorp was 15.2% at June 30, 2019, compared to 14.9% at March 31, 2019. Tangible common equity to tangible assets was 12.0% at June 30, 2019, compared to 11.4% at March 31, 2019 (refer to footnote 3 on page 6 for a definition of this non-GAAP financial measure).

•
Based on the size of the market and reduced branch foot traffic driven by digital banking offerings, we have decided to close the Petaluma Downtown Branch on August 9, 2019.  We will focus our resources on growing our two remaining branches in Petaluma, where most Downtown customers have already moved their business. Our commitment to the Petaluma community remains strong, and employees have accepted positions in other Bank of Marin branches.

•
On June 17, 2019, we upgraded to a new digital banking platform that offers our customers enhanced features and additional functionality for an improved online and mobile banking experience. The conversion is substantially complete, and the implementation and operations teams are working closely with our customers to make their transition to the new platform as smooth as possible.

•
The Board of Directors declared a cash dividend of $0.21 per share on July 19, 2019. This represents the 57th consecutive quarterly dividend paid by Bank of Marin Bancorp. The dividend is payable on August 9, 2019, to shareholders of record at the close of business on August 2, 2019.

•
As a result of her expanded responsibilities, Cecilia Situ, First Vice President, has been named Treasurer of the Bank. David A. Merck, Vice President and Financial Reporting Manager, has assumed the position of Principal Accounting Officer that was previously occupied by Ms. Situ.

Loans and Credit Quality

Loans decreased by $7.6 million in the second quarter and totaled $1,764.9 million at June 30, 2019. For the second quarter and first six months of 2019, new loan originations of $42.2 million and $76.1 million, respectively, were below 2018 loan originations of $75.8 million and $113.2 million for the same periods. Loan payoffs of $43.3 million in the second quarter and $69.3 million in the first six months of 2019, moderately exceeded $37.3 million and $68.8 million in the respective 2018 periods, and included the successful completion of a large construction project.

Non-accrual loans totaled $574 thousand, or 0.03% of the loan portfolio at June 30, 2019, compared to $719 thousand, or 0.04% at March 31, 2019, and $385 thousand, or 0.02% a year ago. Classified loans totaled $10.3 million at June 30, 2019, compared to $14.8 million at March 31, 2019 and $13.9 million at June 30, 2018. The $4.5 million decrease in the second quarter of 2019 was primarily due to a $2.2 million paydown received in April 2019 on a $2.7 million substandard classified loan (the remaining balance was upgraded to a Pass risk rating). Additionally, there were upgrades on loan balances of approximately $1.6 million with improvements in credit quality and a payoff of $188 thousand on a substandard classified loan. There were no loans classified doubtful at June 30, 2019 or March 31, 2019. Accruing loans past due 30 to 89 days totaled $343 thousand at June 30, 2019, compared to $2.2 million at March 31, 2019 and $88 thousand a year ago.

There was no provision for loan losses recorded in the second quarter of 2019, consistent with last quarter and the same quarter a year ago. Recoveries were $18 thousand in the second quarter of 2019, compared to net charge-offs of $4 thousand for the prior quarter and net recoveries of $42 thousand in the second quarter a year ago. The ratio of loan loss reserves to loans, including acquired loans, was 0.90% at June 30, 2019, 0.89% at March 31, 2019, and 0.92% at June 30, 2018.

Investments

The investment securities portfolio totaled $527.0 million at June 30, 2019, compared to $595.7 million at March 31, 2019. The decrease from the prior quarter was primarily attributed to sales of $61.8 million in lower yielding shorter term securities to manage our interest rate spread and cash position.

Deposits

Total deposits were $2,102.0 million at June 30, 2019, compared to $2,178.6 million at March 31, 2019. The $76.6 million decrease during the second quarter primarily resulted from normal cash fluctuations in some of our large business accounts and a $16.1 million increase in one-way deposit sales to third party deposit networks. The average cost of deposits in the second quarter of 2019 was 0.20%, an increase of 2 basis points from the prior quarter.

Earnings

“Bank of Marin's commitment to our markets and our customers is yielding great results,” said Tani Girton, EVP and Chief Financial Officer. “With a return on assets of 1.26% and efficiency ratio of 58.91% year-to-date, and an increase in tax-equivalent net interest margin of 14 basis points year-over-year, we are seeing what can be achieved when you combine consistent credit and expense management with a focus on relationship banking."

Net interest income totaled $23.8 million in both the first and second quarters of 2019 and $22.8 million in the second quarter of 2018. The $947 thousand increase from the comparative quarter a year ago was reflective of higher average loan balances and higher yields across earning asset categories, partially offset by higher rates on deposits.

Net interest income totaled $47.6 million in the first six months of 2019, compared to $44.7 million for the same period in 2018. The $2.9 million increase primarily relates to higher average loan and investment securities balances and higher yields across earning asset categories, partially offset by higher rates on deposits.

The tax-equivalent net interest margin was 4.04% in the second quarter of 2019, compared to 4.02% in the prior quarter and 3.92% in the same quarter a year ago. The 2 basis point increase from the prior quarter was primarily due to a more favorable mix of interest-earning assets toward higher yielding loans. The 12 basis point increase from the same quarter a year ago was primarily due to higher interest rates.

The tax-equivalent net interest margin was 4.03% in the first six months of 2019, compared to 3.89% for the same period in 2018. The 14 basis point increase from the same period a year ago was mostly attributed to growth in earning assets and higher interest rates.

Loans obtained through the acquisition of other banks are classified as either purchased credit impaired ("PCI") or non-PCI loans and are recorded at fair value at acquisition date. For acquired loans not considered credit impaired, the level of accretion varies due to maturities and early payoffs. Accretion on PCI loans fluctuates based on changes in cash flows expected to be collected. Gains on payoffs of PCI loans are recorded as interest income when the payoff amounts exceed the recorded investment. PCI loans totaled $2.1 million at June 30, 2019, March 31, 2019 and June 30, 2018.

As our acquired loans from prior acquisitions continue to pay off, we expect the accretion on these loans to continue to decline. Accretion and gains on payoffs of purchased loans recorded to interest income were as follows:

	Three months ended
	June 30, 2019		March 31, 2019		June 30, 2018
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans [1]	$56	1 bps	$59	1 bps	$83	1 bps
Accretion on non-PCI loans [2]	$(3)	0 bps	$42	1 bps	$133	2 bps
Gains on payoffs of PCI loans	$—	0 bps	$—	0 bps	$1	0 bps

	Six months ended
	June 30, 2019		June 30, 2018
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans [1]	$115	1 bps	$195	2 bps
Accretion on non-PCI loans [2]	$39	0 bps	$233	2 bps
Gains on payoffs of PCI loans	$—	0 bps	$129	1 bps
1 Accretable yield on PCI loans totaled $819 thousand, $875 thousand and $1.1 million at June 30, 2019, March 31, 2019 and June 30, 2018, respectively.
2 Unaccreted purchase discounts on non-PCI loans totaled $669 thousand, $666 thousand and $1.0 million at June 30, 2019, March 31, 2019 and June 30, 2018, respectively.

Non-interest income totaled $2.3 million in the second quarter of 2019, $1.8 million in the prior quarter, and $2.2 million in the same quarter a year ago. The increase of $503 thousand from the prior quarter was due to $283 thousand non-refundable costs for underwriting two new bank-owned life insurance policies purchased in the first quarter and gains on the sale of investment securities in the second quarter. The $36 thousand increase from the same quarter a year ago was attributed to fee income and gains on the sale of investment securities, partially offset by a decrease in deposit network income.

Non-interest income decreased $435 thousand to $4.0 million in the first six months of 2019, compared to $4.5 million in 2018, primarily due to the underwriting costs of new bank-owned life insurance policies and the decrease in deposit network income.

Non-interest expense decreased $612 thousand to $14.9 million in the second quarter of 2019, from $15.5 million in the prior quarter. The decrease was primarily due to lower salaries and benefits as the first quarter included $498 thousand due to participants meeting stock-based compensation retirement eligibility requirements and $239 thousand more in 401K contributions that are typical in the first quarter. The higher expenses were partially offset by a $372 thousand bonus reversal, also in the first quarter of 2019. Additionally, the first quarter included a $129 thousand provision for losses on off-balance sheet commitments.

Non-interest expense increased $407 thousand from $14.5 million in the second quarter of 2018. The increase primarily related to $655 thousand more in salaries (due to five additional full-time equivalent staff and annual merit increases), partially offset by $268 thousand less in professional fees (mostly attributed to core processing contract negotiations in 2018).

Non-interest expense totaled $30.4 million in the first half of 2019, compared to $30.6 million in the first half of 2018. The $146 thousand decrease was primarily attributed to fewer professional fees and data processing expenses (mostly related to Bank of Napa acquisition expenses in 2018), partially offset by the higher expenses in the first half of 2019 mentioned above.

Share Repurchase Program

Bancorp's Board of Directors approved the extension of the $25.0 million Stock Repurchase Program to February 28, 2020. Bancorp repurchased 134,620 shares totaling $5.6 million in the second quarter of 2019 for a cumulative total of 419,741 shares and $17.5 million as of June 30, 2019.

Earnings Call and Webcast Information

Bank of Marin Bancorp will present its second quarter earnings call via webcast on Monday, July 22, 2019 at 8:30 a.m. PT/11:30 a.m. ET. Investors will have the opportunity to listen to the webcast online through Bank of Marin’s website at https://www.bankofmarin.com under “Investor Relations.” To listen to the webcast live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC). A leading business and community bank in the San Francisco Bay Area, with assets of $2.5 billion, Bank of Marin has 23 retail branches, 5 commercial banking offices and 1 loan production office located across the North Bay, San Francisco and East Bay regions. Bank of Marin provides commercial banking, personal banking, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and NASDAQ ABA Community Bank Index.  For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation (including the Tax Cuts & Jobs Act of 2017), and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cyber-security threats) affecting Bancorp's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
June 30, 2019
(dollars in thousands, except per share data; unaudited)	June 30, 2019	March 31, 2019	June 30, 2018
Quarter-to-Date
Net income	$8,235	$7,479	$7,891
Diluted earnings per common share [4]	$0.60	$0.54	$0.56
Return on average assets	1.32%	1.19%	1.28%
Return on average equity	10.26%	9.54%	10.54%
Efficiency ratio	57.23%	60.62%	57.85%
Tax-equivalent net interest margin [1]	4.04%	4.02%	3.92%
Cost of deposits	0.20%	0.18%	0.08%
Net (recoveries) charge-offs	$(18)	$4	$(42)
Net (recoveries) charge-offs to average loans	—%	—%	—%
Year-to-Date
Net income	$15,714		$14,280
Diluted earnings per common share [4]	$1.13		$1.02
Return on average assets	1.26%		1.17%
Return on average equity	9.90%		9.63%
Efficiency ratio	58.91%		62.16%
Tax-equivalent net interest margin [1]	4.03%		3.89%
Cost of deposits	0.19%		0.08%
Net (recoveries) charge-offs	$(14)		$(46)
Net (recoveries) charge-offs to average loans	—%		—%
At Period End
Total assets	$2,463,987	$2,534,076	$2,465,042
Loans:
Commercial and industrial	$234,832	$237,646	$241,994
Real estate:
Commercial owner-occupied	306,327	310,588	317,587
Commercial investor-owned	878,969	878,494	839,667
Construction	63,563	72,271	57,015
Home equity	125,968	124,512	126,031
Other residential	124,120	117,558	108,829
Installment and other consumer loans	31,100	31,469	26,488
Total loans	$1,764,879	$1,772,538	$1,717,611
Non-performing loans: [2]
Commercial and industrial	$354	$309	$—
Home equity	157	346	385
Installment and other consumer loans	63	64	—
Total non-accrual loans	$574	$719	$385
Classified loans (graded substandard and doubtful)	$10,251	$14,811	$13,917
Total accruing loans 30-89 days past due	$343	$2,194	$88
Allowance for loan losses to total loans	0.90%	0.89%	0.92%
Allowance for loan losses to non-performing loans	27.59x	21.99x	41.11x
Non-accrual loans to total loans	0.03%	0.04%	0.02%
Total deposits	$2,102,040	$2,178,629	$2,137,723
Loan-to-deposit ratio	84.0%	81.4%	80.3%
Stockholders' equity	$327,667	$320,664	$304,198
Book value per share [4]	$23.99	$23.26	$21.76
Tangible common equity to tangible assets [3]	12.0%	11.4%	11.0%
Total risk-based capital ratio - Bank	14.6%	13.9%	13.5%
Total risk-based capital ratio - Bancorp	15.2%	14.9%	15.2%
Full-time equivalent employees	293	296	288
[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.
[2] Excludes accruing troubled-debt restructured loans of $11.7 million, $14.0 million and $15.5 million at June 30, 2019, March 31, 2019 and June 30, 2018, respectively. Excludes purchased credit-impaired (PCI) loans with carrying values of $2.1 million that were accreting interest at June 30, 2019, March 31, 2019, and June 30, 2018. These amounts are excluded as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status.

[3] Tangible common equity to tangible assets is considered to be a meaningful non-GAAP financial measure of capital adequacy and is useful for investors to assess Bancorp's ability to absorb potential losses. Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less goodwill and intangible assets of $35.3 million, $35.5 million and $36.2 million at June 30, 2019, March 31, 2019, and June 30, 2018, respectively. Tangible assets exclude goodwill and intangible assets.

[4] Share and per share data have been adjusted to reflect the two-for-one stock split effective November 27, 2018.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
At June 30, 2019, March 31, 2019 and June 30, 2018

(in thousands, except share data; unaudited)	June 30, 2019	March 31, 2019	June 30, 2018
Assets
Cash and due from banks	$58,757	$51,639	$83,855
Investment securities
Held-to-maturity, at amortized cost	148,879	152,845	170,652
Available-for-sale (at fair value; amortized cost $368,712, $442,386 and $397,268 at June 30, 2019, March 31, 2019 and June 30, 2018 respectively)	378,131	442,885	388,137
Total investment securities	527,010	595,730	558,789
Loans, net of allowance for loan losses of $15,835, $15,817 and $15,813 at June 30, 2019, March 31, 2019 and June 30, 2018, respectively	1,749,044	1,756,721	1,701,798
Bank premises and equipment, net	6,872	7,237	7,965
Goodwill	30,140	30,140	30,140
Core deposit intangible	5,128	5,349	6,032
Operating lease right-of-use assets	12,515	12,465	—
Interest receivable and other assets	74,521	74,795	76,463
Total assets	$2,463,987	$2,534,076	$2,465,042

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$1,056,655	$1,076,382	$1,057,745
Interest bearing
Transaction accounts	121,232	130,001	132,272
Savings accounts	172,255	180,758	179,187
Money market accounts	647,592	680,806	631,479
Time accounts	104,306	110,682	137,040
Total deposits	2,102,040	2,178,629	2,137,723
Borrowings and other obligations	297	309	—
Subordinated debentures	2,674	2,657	5,802
Operating lease liabilities	14,332	14,349	—
Interest payable and other liabilities	16,977	17,468	17,319
Total liabilities	2,136,320	2,213,412	2,160,844

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 30,000,000 shares; Issued and outstanding - 13,659,143, 13,786,808 and 13,983,642 at June 30, 2019, March 31, 2019 and June 30, 2018, respectively	132,151	137,125	146,195
Retained earnings	190,416	184,793	166,281
Accumulated other comprehensive income (loss), net of taxes	5,100	(1,254)	(8,278)
Total stockholders' equity	327,667	320,664	304,198
Total liabilities and stockholders' equity	$2,463,987	$2,534,076	$2,465,042

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended			Six months ended
(in thousands, except per share amounts; unaudited)	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Interest income
Interest and fees on loans	$20,988	$20,695	$19,624	$41,683	$38,511
Interest on investment securities	3,763	4,097	3,499	7,860	6,656
Interest on federal funds sold and due from banks	190	139	285	329	688
Total interest income	24,941	24,931	23,408	49,872	45,855
Interest expense
Interest on interest-bearing transaction accounts	91	77	48	168	100
Interest on savings accounts	17	18	18	35	36
Interest on money market accounts	787	764	236	1,551	452
Interest on time accounts	175	119	140	294	296
Interest on borrowings and other obligations	24	47	1	71	1
Interest on subordinated debentures	58	60	123	118	237
Total interest expense	1,152	1,085	566	2,237	1,122
Net interest income	23,789	23,846	22,842	47,635	44,733
Provision for loan losses	—	—	—	—	—
Net interest income after provision for loan losses	23,789	23,846	22,842	47,635	44,733
Non-interest income
Service charges on deposit accounts	485	479	455	964	932
Wealth Management and Trust Services	473	438	488	911	1,003
Debit card interchange fees, net	414	380	360	794	756
Merchant interchange fees, net	87	87	118	174	198
Earnings on (cost of) bank-owned life insurance, net	235	(60)	230	175	458
Dividends on FHLB stock	193	196	192	389	388
Gains (losses) on investment securities, net	61	(6)	11	55	11
Other income	326	257	384	583	734
Total non-interest income	2,274	1,771	2,238	4,045	4,480
Non-interest expense
Salaries and related benefits	8,868	9,146	8,316	18,014	17,333
Occupancy and equipment	1,578	1,531	1,511	3,109	3,018
Depreciation and amortization	572	556	546	1,128	1,093
Federal Deposit Insurance Corporation insurance	174	179	191	353	382
Data processing	1,004	1,015	1,023	2,019	2,404
Professional services	535	586	810	1,121	2,109
Directors' expense	187	179	183	366	357
Information technology	284	259	264	543	533
Amortization of core deposit intangible	221	222	230	443	460
Provision for losses on off-balance sheet commitments	—	129	—	129	—
Other expense	1,493	1,726	1,435	3,219	2,901
Total non-interest expense	14,916	15,528	14,509	30,444	30,590
Income before provision for income taxes	11,147	10,089	10,571	21,236	18,623
Provision for income taxes	2,912	2,610	2,680	5,522	4,343
Net income	$8,235	$7,479	$7,891	$15,714	$14,280
Net income per common share:[1]
Basic	$0.60	$0.54	$0.57	$1.15	$1.03
Diluted	$0.60	$0.54	$0.56	$1.13	$1.02
Weighted average shares:[1]
Basic	13,655	13,737	13,888	13,696	13,858
Diluted	13,818	13,924	14,066	13,871	14,039
Comprehensive income:
Net income	$8,235	$7,479	$7,891	$15,714	$14,280
Other comprehensive income (loss)
Change in net unrealized gains or losses on available-for-sale securities	8,982	3,939	(1,131)	12,921	(7,301)
Reclassification adjustment for (gains) losses on available-for-sale securities in net income	(61)	6	(11)	(55)	(11)
Net unrealized losses on securities transferred from available-for-sale to held-to-maturity	—	—	(278)	—	(278)
Amortization of net unrealized losses on securities transferred from available-for-sale to held-to-maturity	104	101	132	205	268
Subtotal	9,025	4,046	(1,288)	13,071	(7,322)
Deferred tax expense (benefit)	2,671	1,198	(384)	3,869	(2,168)
Other comprehensive income (loss), net of tax	6,354	2,848	(904)	9,202	(5,154)
Comprehensive income	$14,589	$10,327	$6,987	$24,916	$9,126
1 Share and per share data have been adjusted to reflect the two-for-one stock split effective November 27, 2018.

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	June 30, 2019			March 31, 2019			June 30, 2018
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$30,928	$190	2.43%	$22,690	$139	2.45%	$62,665	$285	1.80%
Investment securities [2,3]	567,813	3,844	2.71%	619,562	4,191	2.71%	574,669	3,611	2.51%
Loans [1,3,4]	1,758,874	21,180	4.76%	1,756,316	20,887	4.76%	1,700,057	19,852	4.62%
Total interest-earning assets [1]	2,357,615	25,214	4.23%	2,398,568	25,217	4.21%	2,337,391	23,748	4.02%
Cash and non-interest-bearing due from banks	34,437			30,947			40,383
Bank premises and equipment, net	7,108			7,512			8,203
Interest receivable and other assets, net	107,089			104,685			87,183
Total assets	$2,506,249			$2,541,712			$2,473,160
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$124,620	$91	0.29%	$127,733	$77	0.24%	$142,133	$48	0.14%
Savings accounts	174,102	17	0.04%	180,355	18	0.04%	178,956	18	0.04%
Money market accounts	661,363	787	0.48%	673,137	764	0.46%	612,612	236	0.15%
Time accounts including CDARS	115,272	175	0.61%	113,389	119	0.43%	140,799	140	0.40%
Borrowings and other obligations [1]	3,608	24	2.59%	7,414	47	2.55%	231	1	1.84%
Subordinated debentures [1]	2,664	58	8.69%	2,647	60	9.05%	5,786	123	8.40%
Total interest-bearing liabilities	1,081,629	1,152	0.43%	1,104,675	1,085	0.40%	1,080,517	566	0.21%
Demand accounts	1,073,909			1,086,947			1,072,976
Interest payable and other liabilities	28,621			32,163			19,443
Stockholders' equity	322,090			317,927			300,224
Total liabilities & stockholders' equity	$2,506,249			$2,541,712			$2,473,160
Tax-equivalent net interest income/margin [1]		$24,062	4.04%		$24,132	4.02%		$23,182	3.92%
Reported net interest income/margin [1]		$23,789	3.99%		$23,846	3.98%		$22,842	3.87%
Tax-equivalent net interest rate spread			3.80%			3.81%			3.81%

				Six months ended			Six months ended
				June 30, 2019			June 30, 2018
					Interest			Interest
				Average	Income/	Yield/	Average	Income/	Yield/
(in thousands; unaudited)				Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]				$26,832	$329	2.44%	83,641	688	1.64%
Investment securities [2,3]				593,545	8,034	2.71%	553,723	6,887	2.49%
Loans [1,3,4]				1,757,602	42,067	4.76%	1,687,841	38,971	4.59%
Total interest-earning assets [1]				2,377,979	50,430	4.22%	2,325,205	46,546	3.98%
Cash and non-interest-bearing due from banks				32,702			43,084
Bank premises and equipment, net				7,308			8,351
Interest receivable and other assets, net				105,894			88,096
Total assets				$2,523,883			2,464,736
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts				$126,168	$168	0.27%	155,180	100	0.13%
Savings accounts				177,211	35	0.04%	179,601	36	0.04%
Money market accounts				667,218	1,551	0.47%	597,868	452	0.15%
Time accounts including CDARS				114,336	294	0.52%	147,633	296	0.40%
Borrowings and other obligations [1]				5,500	71	2.56%	116	1	1.84%
Subordinated debentures [1]				2,655	118	8.87%	5,770	237	8.16%
Total interest-bearing liabilities				1,093,088	2,237	0.41%	1,086,168	1,122	0.21%
Demand accounts				1,080,392			1,061,304
Interest payable and other liabilities				30,383			18,180
Stockholders' equity				320,020			299,084
Total liabilities & stockholders' equity				$2,523,883			2,464,736
Tax-equivalent net interest income/margin [1]					$48,193	4.03%		45,424	3.89%
Reported net interest income/margin [1]					$47,635	3.98%		44,733	3.83%
Tax-equivalent net interest rate spread						3.81%			3.77%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 21 percent in 2019 and 2018.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.